Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND
RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Release of All Claims ("Agreement") is entered into by and between Exelixis, Inc. ("Exelixis") and Vicki L. Goodman, M.D. ("Dr. Goodman"). Dr. Goodman and Exelixis are referred to collectively herein as the Parties. This Agreement will become effective on the eighth (8th) calendar day after Dr. Goodman signs this Agreement, so long as it has been signed by the Parties and Dr. Goodman has not revoked the Agreement before that date ("Effective Date").

RECITALS

WHEREAS, Dr. Goodman has been employed by Exelixis since January 4, 2022, as Executive Vice President, Product Development and Medical Affairs and Chief Medical Officer, at the current annual base salary of $672,750.00;

WHEREAS, Dr. Goodman's employment with Exelixis will end on August 23, 2023 (the "Separation Date");

WHEREAS, on or about December 1, 2021, Dr. Goodman executed a copy of the Participation Notice for the Exelixis, Inc. Change in Control and Severance Benefit Plan ("Plan") designating her as an Executive Participant in the Plan;

WHERAS pursuant to the terms of the Plan, provided that Dr. Goodman complies with all conditions set forth herein, and signs, returns and does not revoke this Agreement, because Dr. Goodman is being involuntarily terminated without cause, constituting a Covered Termination under the Plan, Dr. Goodman will receive twelve (12) months' Severance and twelve (12) months' Health Care Severance;

WHEREAS, not later than the next payday after the Separation Date, Exelixis will pay Dr. Goodman all accrued salary and all accrued and unused paid time off accrued through that date, subject to payroll deductions and withholdings. Dr. Goodman will receive these payments regardless of whether or not Dr. Goodman executes this Agreement;

WHEREAS, the Parties seek a full and final resolution of all past, present and potential claims, controversies and disputes Dr. Goodman may have concerning her employment and/or separation from Exelixis to the fullest extent permitted by law;

WHEREAS, the Parties hereby acknowledge, represent and warrant that the terms and conditions in this Agreement are fair, reasonable, adequate and in their mutual best interest; and,

WHEREAS, the Parties acknowledge that they are waiving significant legal rights or claims by signing this Agreement and that they voluntarily enter into this Agreement after being given the opportunity to consult with legal counsel, with a full and complete understanding of its terms and legal effect, and with the intent to be bound thereby.

AGREEMENT AND RELEASE

NOW, THEREFORE, in consideration of the foregoing Recitals, and in consideration for the covenants, terms and conditions set forth herein, each of which is material, and for other valuable consideration, the sufficiency of which is hereby acknowledged by each Party hereto, Dr. Goodman and Exelixis, and each of them, agree as follows:

1.    No Admission of Liability. The Parties hereby acknowledge and agree that this Agreement: (a) shall not be deemed to be, or be construed as, an admission of any liability or wrongdoing of any kind whatsoever by any Releasee (as defined below); and (b) the Parties shall not hereafter assert that this Agreement, the fact of this Agreement, or any provision herein is an admission as to any wrongful conduct, liability, or as to the merits or lack of merit of any claim settled herein, or otherwise.

2.    Warranties and Agreements in Consideration of Severance Payment.

(a)    Mutual Non-Disparagement. The Parties warrant and agree that both during the period Dr. Goodman is considering the terms of this Agreement and once she has signed it, they shall not issue any communication, written or otherwise, to any current or former employee, patron or customer of Exelixis, or to any third-party, whether in person, orally or in writing (including by electronic transmission or publication on the Internet or on social media), which contains falsehoods or misinformation regarding the other Party;

(b)    Equity Awards. Dr. Goodman acknowledges she may have vested and unvested equity interests granted pursuant to the Exelixis, Inc. 2017 Equity Incentive Plan (the "Plan") as of the last day of her employment. Dr. Goodman acknowledges and agrees that any vested Options and Vested Units identified on Exhibit A are the only Exelixis equity to which she is entitled under the Plan or otherwise, and that all unvested Options and Unvested Units are forfeited as of the last day of employment and she has no further rights or interests therein. Dr. Goodman's rights and obligations with respect to any Vested Options and the exercise thereof and any Vested Units, are governed solely by the Plan and the applicable award agreements. Further specific information regarding Dr. Goodman's equity awards, if any, is attached hereto as Exhibit A;

(c)    Insider Information Obligations. Dr. Goodman acknowledges her continuing obligations under Exelixis' Insider Trading Policy, a copy of which will be sent to Dr. Goodman on the Separation Date;

(d)    Reaffirmation of Ongoing Confidentiality Obligations. Dr. Goodman acknowledges and agrees that, subject to Paragraph 5 below, nothing herein shall be construed to relieve Dr. Goodman of her obligations to maintain and preserve the confidentiality of Exelixis' business confidential, proprietary information, trade secrets and sensitive information, including but not limited to, all information, data and documents (both physical and electronic) described in the company's Proprietary Information and Inventions Agreement ("PIIA"), signed by Dr. Goodman at the commencement of her employment, the terms of which are incorporated herein by reference;

(e)    Reaffirmation of Invention-Related Obligations. Dr. Goodman understands and agrees that her continuing obligations include those relating to "Inventions," as that term is defined and as such obligations are articulated in the PIIA. Dr. Goodman acknowledges and reaffirms her obligation to assist Exelixis, or its designee, at Exelixis' expense, in every proper way to secure Exelixis' rights in the Inventions in any and all countries. Such assistance may include, but is not limited to (i) Dr. Goodman's disclosure to Exelixis of all pertinent information and data with respect to Exelixis' rights in the Inventions, the execution of all applications, specifications, oaths, assignments, and all other instruments that Exelixis shall deem proper or necessary to apply for, register, obtain, maintain, defend, and enforce such rights, and to deliver, assign, and convey to Exelixis, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions; and (ii) Dr. Goodman's testimony in a suit or other proceeding relating to such Inventions. For the avoidance of any doubt, Dr. Goodman acknowledges and agrees that her obligations include, but are not limited to: (i) executing, submitting, supplementing, or otherwise completing Invention Disclosure Forms; (ii) executing and submitting patent assignments, declarations, or similar documents; and (iii) promptly and truthfully responding to Company inquiries regarding pending or anticipated patent applications;

(f)    Return of All Exelixis Property. Subject to Paragraph 5 below, with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Dr. Goodman, Dr. Goodman shall account for and return all Exelixis property in her possession or under her control. "Exelixis Property" includes, but is not limited to, all items provided to Dr. Goodman by Exelixis or developed or obtained by Dr. Goodman in connection with her employment with Exelixis. "Exelixis Property" also includes Exelixis documents (both physical and electronic, and all copies thereof) all security badges, keys, security codes, cellular phones, laptop computers, iPhone, iPad, credit cards, any proprietary information regarding Exelixis, including but not limited to data regarding finances, policies or personnel, marketing materials confidential reports and information regarding Exelixis, and includes all forms of electronic documents, diskettes, thumb drives, CDs, any storage media, software, calendars, and policy manuals and all copies thereof, if any, in any form. Dr. Goodman further represents and warrants that she will take no proprietary or Confidential Information belonging to Exelixis;

(g)    Disclosure. In addition to the foregoing, and in further exchange for the consideration described in this Agreement, Dr. Goodman specifically represents and warrants that as of the date that she executes this Agreement, either (i) Dr. Goodman has disclosed to Exelixis' General Counsel or to another member of Exelixis' internal Legal Department in writing any matter that Dr. Goodman knows or suspects could constitute an actual or potential violation of the Exelixis Corporate Code of Conduct or Business Conduct Manual or of any internal or external legal, regulatory or compliance requirement applicable to Exelixis in any jurisdiction in which it does business, or (ii) Dr. Goodman has no information concerning any such matter; and,

(h)    Additional Acknowledgments. Dr. Goodman acknowledges that: (i) she does not have and has not raised a claim of sexual assault, sexual harassment, or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination against Exelixis or any of the Released Parties (as defined below); and (ii) Exelixis properly provided any leave of absence requested due to her or her family member's health condition or military service and she has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

3.    Consideration.

(a)    Severance Payment. In consideration of this Agreement, pursuant to the terms of the Plan, provided Dr. Goodman has complied with all conditions set forth herein, signs, returns the Agreement not later than October 7, 2023, and does not revoke the Agreement pursuant to Paragraph 7(e) below, Exelixis shall pay Dr. Goodman severance equivalent to twelve (12) months' base salary, in the amount of Six Hundred Seventy-Two Thousand Seven Hundred Fifty Dollars and No Cents ($672,750.00), minus taxes and statutorily or otherwise required or authorized deductions ("Severance Payment"). Exelixis shall make the Severance Payment in a single, lump sum payment to Dr. Goodman not later than thirty (30) calendar days after the Effective Date. Exelixis shall issue an IRS Form W-2 for the Severance Payment made in 2023;

(b)    Health Care Severance. In further consideration of this Agreement releasing all claims, pursuant to the terms of the Plan, Exelixis shall pay Dr. Goodman a lump sum payment of $2,688.72, which is intended to subsidize the cost of twelve (12) months' of her health care insurance coverage from any source including, but not limited to COBRA continuation coverage, the state or federal marketplace, or an individual policy purchased through a broker, and which shall be reduced by all state and federal withholding taxes (the "Health Care Severance"). However, Dr. Goodman has full discretion to use the Health Care Severance for any purpose and shall have no obligation to use the Health Care Severance to obtain health coverage. Exelixis shall make the Health Care Severance Payment in a single, lump sum payment to Dr. Goodman not later than thirty (30) calendar days after the Effective Date. Additional information regarding her right to elect COBRA coverage will be provided separately. Exelixis shall issue an IRS Form W-2 for the Health Care Severance Payment made in 2023;

(c)    Total Consideration. Dr. Goodman understands and agrees that the Consideration described in this Paragraph 3 shall constitute the entire amount of monetary consideration provided to Dr. Goodman by Exelixis under the Plan and this Agreement and that she shall not seek any further compensation for any other claimed damage, costs or attorney's fees in connection with her employment with Exelixis, and/or any of the matters encompassed or released in this Agreement;

(d)    Application of Sections 409A and 457. Dr. Goodman acknowledges and agrees that the termination of her employment constitutes an "involuntary separation from service" as described in Treasury Regulation section l.409A-1(n)(1) and an "involuntary severance from employment" as described in Proposed Treasury Regulation section l.457- 11(d)(2). All payments provided for in this Agreement are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of the exemption applicable to "short-term deferrals" (as set forth in Treasury Regulation section 1.409A-1(b)(4)), or by reason of the exemption applicable to "separation pay plans" (as set forth in Treasury Regulation section l.409A-1(b)(9)). The Parties agree that pursuant to section 457(e)(11)(A)(i) of the Code, Treasury Regulation section 1.457-2(k) and Proposed Treasury Regulation section 1.457-ll(c), this Agreement constitutes a bona fide severance pay plan that is not subject to section 457 of the Code and is not treated as an agreement to defer compensation. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of section 409A of the Code. The provisions of this Agreement are to be interpreted in a manner consistent with the foregoing intent as expressed in this Paragraph; and,

(e)    No Representations Regarding Tax Consequences. Dr. Goodman acknowledges and agrees that neither Exelixis nor any representative of Exelixis has made any representations, warranties, or promises of any kind, regarding the tax consequences of any amounts received by her pursuant to this Agreement. Dr. Goodman further acknowledges and agrees that neither Exelixis nor any representative of Exelixis shall have any liability to her or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to section 409A or 457 of the Code but do not satisfy an exemption from, or the conditions of, section 409A or 457 of the Code, as applicable. Dr. Goodman agrees to pay all federal and state taxes of every type, which she is required to pay by law with respect to this

Agreement. Dr. Goodman agrees to hold Exelixis completely harmless for same and to indemnify Exelixis for any charges incurred because of her failure timely and/or fully to meet her tax obligations hereunder.

4.    Release of All Claims by Dr. Goodman:

(a)    Except as stated in Paragraph 5 herein, Dr. Goodman without limitation hereby irrevocably and unconditionally releases and forever discharges Exelixis, its current or former employees, its Executive Leadership, board members, shareholders, officers, representatives, agents, divisions, benefit plans, insurers, predecessors, successors, present and former affiliates, subsidiaries, and assigns ("Releasees"), from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected arising from conduct occurring on or before the date of this Agreement incidental to or arising out of her employment relationship with Exelixis to the full extent of the law ("Release"). Dr. Goodman further understands that through this Release, Dr. Goodman is releasing any claim Dr. Goodman may have for damages, whether brought by Dr. Goodman or on her behalf by any other party, governmental agency or otherwise, and further agrees not to institute any claim for damages through any further administrative or legal proceedings against Exelixis or any Releasee. Dr. Goodman further understands that she is waiving and releasing any and all rights to monetary damages or other legal relief awarded by any governmental agency related to any charge or other claim arising out of or occurring on or before the date of this Agreement, except as prohibited by law or for any right Dr. Goodman may have to receive a payment from a government agency (and not Exelixis) for information provided to the government agency;

(b)    Dr. Goodman understands this Release includes without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of her employment relationship with Exelixis, based on facts occurring prior to the date Dr. Goodman executes this Agreement. All such claims, including related attorney's fees and costs, are forever barred by this Agreement without regard to whether those claims are based on any alleged breach of a duty arising by statute, in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought; and,

(c)    This Release specifically extends to, without limitation, any and all claims relating to employment for: (i) breach of contract; (ii) breach of implied covenant of good faith and fair dealing; (iii) discrimination, harassment, retaliation and/or failure to take preventative steps to prevent such conduct, in violation of the Pennsylvania Human Relations Act or any other provision of state or federal law; (iv) constructive discharge; (v) wrongful termination and (including wrongful termination in violation of public policy); (vi) intentional infliction of emotional distress; (vii) damages as the result of any other tort, contract, common law or equitable claim; (viii) violation of any section of (a); (b) Title VII of the Civil Rights Act of 1964, as amended; (c) Sections 502(a)(2) or 502(a)(3) of ERISA, 29 U.S.C. Sections 1132(a)(2) or 1132(a)(3); (d) the Civil Rights Act of 1991; (e) Sections 1981 through 1988 of Title 42 of the United States Code; (f) the Immigration Reform Control Act, as amended; (g) the Americans with Disabilities Act of 1990, as amended; (h) Labor Management Relations Act of 1947; (i) the Employee Retirement Income Security Act of 1973; (j) the Consolidated Omnibus Budget Reconciliation Act of 1985; (k) the Civil Rights Acts of 1866 and 1964; (I) the Fair Labor Standards Act; (m) the Occupational Safety and Health Act; (n) the Family and Medical Leave Act of 1993; (o) the Immigration Reform Control Act, as amended; (p) the Americans with Disabilities Act of 1990, as amended, (q) Age Discrimination in Employment Act of 1967; (r) or any other federal, state or local law, regulation or ordinance, or any public policy, tort, contract or other common law, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner, (ix) defamation, slander, libel or false imprisonment, infliction of emotional distress or any other tort or common law claim; (x) any other federal, state or local law, regulation or ordinance, or any public policy, tort, contract or other common law; (xi) other compensation or benefits, and (xii) damages of any nature, past, present or future, including compensatory, general, special or punitive; as well as interest, costs, fees, sanctions or other expenses, including attorneys' fees, incurred regarding any of these claims and arising out of Her employment with any Releasee;

(d)    Dr. Goodman understands that her release of claims as contained in this Agreement does not extend to any rights she may have under any laws governing the filing of claims for COBRA, unreimbursed expenses, unemployment, disability insurance, vested rights under ERISA-covered employee benefit plans and/or workers' compensation benefits. Dr. Goodman further understands that nothing herein shall be construed to prohibit her from: (i) challenging Exelixis' failure to comply with its promises to make payment and provide other consideration under this Agreement; (ii) asserting her right to any vested benefits to which Dr. Goodman is entitled pursuant to the terms of the applicable plans and/or applicable law; and/or (iii) asserting any claim that cannot lawfully be waived by private agreement; and,

(e)    Dr. Goodman represents by executing this Agreement that she has received all benefits and sums otherwise due to her and that no other wages, vacation, sick leave, and/or other monies are due to her, except those amounts set forth in Paragraph 3. Dr. Goodman acknowledges and agrees that Exelixis has paid her all compensation due and earned as of the date she signs this Agreement.

5. No Interference with Rights and Protected Activity.

(a)    The Parties agree that nothing in this Agreement shall be construed to prohibit Dr. Goodman from challenging illegal conduct or engaging in protected activity, including without limitation filing a charge or complaint with, and/or participating in any investigation or proceeding conducted by, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, and/or any other federal, state or local government agency, including voluntarily providing documents or other information or from otherwise exercising rights under the NLRA or from using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment ("Protected Activity"). Nothing in this Agreement prevents Dr. Goodman from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Dr. Goodman has reason to believe is unlawful. Further, nothing in this Agreement, including but not limited to the acknowledgments, release of claims, proprietary information, and confidentiality provisions waives her right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged discrimination, harassment or retaliation on the part of Exelixis, or on the part of the agents or employees of Exelixis, including but not limited to when Dr. Goodman has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; The Parties agree that nothing in this Agreement shall be construed to interfere with the ability of any federal, state or local government agency to investigate any such charge or complaint, or her ability to communicate voluntarily with any such agency. However, by signing this Agreement, Dr. Goodman understands that she is waiving the right to receive individual relief based on claims asserted in any such charge or complaint, except where such a waiver is prohibited or where she has the right to receive a payment from a government agency (and not Exelixis) for information provided to the government agency; and,

(b)    Dr. Goodman understands that in connection with this Paragraph only, she is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from Exelixis. Notwithstanding the foregoing, Dr. Goodman agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Exelixis Confidential Information under the PIIA to any parties other than government agencies. Any language in the PIIA regarding her right to engage in Protected Activity that conflicts with, or is contrary to, this Agreement is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Dr. Goodman is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual's attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.    No Pending Claims and Covenant Not to Sue. Dr. Goodman represents and warrants that she has not personally filed or participated in any complaint, grievance, claim or action against Exelixis or any of the Releasees, nor has she filed a claim with any state, federal or local agency or in any court, or any other tribunal. Dr. Goodman warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein. Dr. Goodman further represents that to the best of her knowledge she has not sustained any work-related injury or occupational illness other that what she may have previously reported to Exelixis.

7.    Notification of And Acknowledgment of Rights Under the Older Workers Benefit Protection Act. With respect to any claim of age discrimination:

(a)    Dr. Goodman acknowledges, understands and agrees that she is releasing claims that may arise prior to the execution of this Agreement under the Older Worker Benefit Protection Act ("OWBPA") and/or the Age

Discrimination in Employment Act of 1967, as amended ("ADEA''). Dr. Goodman further understands and agrees that this Agreement does not purport to waive any rights or claims that may arise from acts or events occurring after the date this Agreement is executed by the Parties. Dr. Goodman understands nothing in this Agreement prevents or precludes her from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law;

(b)    Because Dr. Goodman is 40 or over and her termination is part of an employment termination program, Dr. Goodman acknowledges that Exelixis has attached information regarding the individuals covered by the employment termination program, the applicable eligibility factors and time limits for the program (see Exhibit B); as well as list of the job titles and ages of all individuals eligible or selected for the employment termination program (see Exhibit C);

(c)    Dr. Goodman understands and agrees that Exelixis has provided Dr. Goodman with a period of not less than forty-five (45) days, as provided for by the Older Workers Benefit Protection Act ("OWBPA") within which to decide whether enter into this Agreement to accept the Consideration set forth in Paragraph 3, and in return, whether to provide Exelixis with this Release ("Consideration Period"). In the event Dr. Goodman chooses to sign this Agreement prior to the expiration of the Consideration Period, Dr. Goodman represents that Dr. Goodman is knowingly and voluntarily waiving the remainder of the Consideration Period. Exelixis has made no threats or promises to induce Dr. Goodman to sign earlier. Dr. Goodman agrees with Exelixis that changes made to this Agreement, whether material or immaterial, do not restart the running of the 45-day Consideration Period;

(d)    Dr. Goodman acknowledges that she shall not return the signed Agreement later than October 7, 2023, and if she fails to sign and return the Agreement by October 7, 2023, the Agreement shall be void in its entirety;

(e)    Dr. Goodman shall have seven (7) calendar days after she signs this Agreement to revoke her acceptance of the terms of this Agreement ("Revocation Period"). Revocation may be effective by delivering written notice to [ ] by mail at 1851 Harbor Bay Parkway, Alameda, CA 94502 or by email at [ ]. To become effective, the written notice of revocation must be received by Human Resources no later than 5:00 p.m. Pacific Standard Time on the seventh (7th) calendar day after Dr. Goodman executes this Agreement, or else Dr. Goodman must mail the revocation to Human Resources no later than such seventh (7th) calendar day, and Dr. Goodman must notify Human Resources by telephone by 5:00 p.m. Pacific Standard Time that the written notice has been mailed. If, however, Dr. Goodman revokes this Agreement, it shall be terminated in its entirety, and Dr. Goodman shall not receive the Consideration set forth in Paragraph 3 above. If Dr. Goodman does not revoke this Agreement, it shall become effective upon expiration of the Revocation Period;

(f)    Dr. Goodman has carefully read and fully understands all of the provisions of this Agreement, which are written in a manner that Dr. Goodman clearly understands. Dr. Goodman further acknowledges and agrees that no one coerced, threatened, pressured or otherwise hurried Dr. Goodman to execute this Agreement; The Consideration provided for in this Agreement is in addition to that to which Dr. Goodman is already entitled and will receive upon Dr. Goodman's termination from Exelixis; and,

(g)    Dr. Goodman knowingly and voluntarily agrees to all of the terms in this Agreement and intends to be legally bound by this Agreement.

8.    Confidentiality. Dr. Goodman covenants and agrees that she will keep the amount of the Consideration paid under this Agreement confidential, and that she will not disclose the terms of this Agreement, or negotiations leading thereto, to anyone other than her immediate family, attorneys, personal advisors, financial advisors and tax accountants, provided that the Parties may make any other disclosures as are required by law. Recipients of such information shall be informed of this confidentiality requirement. To the extent she is asked about the amount of Consideration, the terms or negotiations leading to this Agreement, Dr. Goodman agrees that she shall respond only that she was "paid according to the terms of Exelixis' Change in Control and Severance Benefit Plan."

9.    No Assignment of Claims. Dr. Goodman represents that she has not made, and will not make, any assignment of any claim, cause or right of claim, or any right of any kind whatsoever, embodied in any of the charges and obligations that are released herein, and that no other person or entity of any kind, other than Dr. Goodman, had or has any interest in any claims that are released herein. Dr. Goodman agrees to indemnify and hold harmless Exelixis from any and all claims, demands, expenses, costs, attorney's fees, and causes of action asserted by any person or entity only due to a violation of this non-assignment provision.

10.    Fees and Costs. The Parties agree that each side shall bear its own attorney's fees and costs incurred in connection with the negotiation of this Agreement.

11.    Advice of Counsel. In executing this Agreement, Dr. Goodman acknowledges that she is hereby advised to and has had the opportunity to consult with, and be advised by, independent lawyers of her choice and that she has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

12.    Binding Arbitration of Disputes.

(a)    The Parties agree that all disputes covered by this Agreement will be decided by a single arbitrator through final and binding arbitration and not by way of court or jury trial. Dr. Goodman agrees that this binding Arbitration Provision is governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) but is not intended to cover claims that cannot by controlling law be required to be arbitrated, nor does it prevent the filing of a complaint with a governmental administrative agency. The then current JAMS Employment Arbitration Rules & Procedures ("JAMS Rules") will govern any Arbitration proceeding under this provision. The JAMS Rules, which include an explanation of the process for commencing an arbitration and other rules governing an Arbitration, may be found via the internet at www.jamsadr.com/rules- employment-arbitration or by using a service such as www.google.com to search for "JAMS Employment Arbitration Rules." In an action initiated by Dr. Goodman, Dr. Goodman will not be responsible for that portion of the JAMS initial administrative fee in excess of the amount for which Dr. Goodman would be responsible if the action were filed in a court in the jurisdiction where the Arbitration will be conducted or $300, whichever is less. If Dr. Goodman is not required to pay the entire amount of the JAMS initial administrative fees in a case initiated by Dr. Goodman, Exelixis will pay that portion of those initial fees for which Dr. Goodman is not responsible after Dr. Goodman pays the portion for which Dr. Goodman is responsible. Exelixis otherwise agrees to pay the JAMS administrative fees, as well as the Arbitrator's fees and expenses. Dr. Goodman understands and agrees that Dr. Goodman is responsible to pay her own legal fees and expenses associated with any Arbitration proceeding, subject to the Arbitrator's authority to award attorney fees, costs or other remedies in accordance with applicable law. Judgment on the Arbitrator's award may be entered in any court of competent jurisdiction. Either Party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy in accordance with applicable law, and any such application shall not be deemed incompatible with or waiver of this Agreement to arbitrate, and all determinations of final relief will be decided in arbitration. The court to which the application is made is authorized to consider the merits of the arbitrable controversy to the extent it deems necessary in making its ruling, but only to the extent permitted by applicable law. All determinations of final relief, however, will be decided in Arbitration. Claims not covered by this provision are claims that are not arbitrable by law; and

(b)    The Parties agree to bring any claim on an individual basis only and not as a class, collective, or representative action, including without limitation claims under the California Private Attorneys General Act ("PAGA"). Accordingly, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class action, collective action, or PAGA representative action and the Arbitrator will have no authority to hear or preside over any such claim ("Class, Collective, and PAGA Waiver"). The Class, Collective, and PAGA Waiver shall be severable from this Agreement if there is a final judicial determination that the Class, Collective, and PAGA Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such instances, the class action must be litigated in a civil court of competent jurisdiction - not in arbitration; however, the Class, Collective, and PAGA Action Waiver will be enforced to the maximum extent possible.

13.    Entire Agreement and Modification. The Parties hereby represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any other Party or by any other Party's agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement, including PIIAA and Mutual Arbitration Agreement which are incorporated herein by reference, sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof. This Agreement may only be amended or modified by a writing signed by Dr. Goodman and Exelixis' Chief Executive Officer. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated.

14.    Severability. Should any provision of this Agreement (other than Paragraph 5) be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.

15.    Interpretation and Governing Law. Dr. Goodman has reviewed this Agreement and has had a full opportunity to negotiate its contents. Dr. Goodman expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement and agrees that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto. This Agreement is made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed by and under the laws of the Commonwealth of Pennsylvania, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the Federal Arbitration Act. Dr. Goodman consents to personal and exclusive jurisdiction and venue in the Commonwealth of Pennsylvania.

16.    Execution, Counterparts, Headings and Defined Terms. This Agreement may be executed in as many counterparts as may be necessary or convenient and by the different Parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, and all such counterparts shall constitute one and the same instrument. The headings to paragraphs of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement. Unless expressly stated to the contrary, all references to "days" in the Agreement mean calendar days.

17.    Original Agreement to Exelixis. The original of the Agreement so executed by Dr. Goodman shall be sent to [ ] by mail at 1851 Harbor Bay Parkway, Alameda, CA 94502 or by email at [ ].

BY AFFIXING HIS OR HER SIGNATURE BELOW, EACH OF THE PERSONS SIGNING THIS AGREEMENT REPRESENTS THAT HE OR SHE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT HE OR SHE IS AUTHORIZED TO SIGN THIS AGREEMENT AND TO BIND THE PARTY ON WHOSE BEHALF THEY SIGN, AND THAT THE PARTY ON BEHALF OF WHOM HE OR SHE SIGNS THIS AGREEMENT AGREES TO BE BOUND BY ITS TERMS.

Date:	September 13, 2023	/s/ Vicki L. Goodman
Vicki L. Goodman, M.D.

EXELIXIS, INC.

Date:	August 23, 2023	/s/ Laura Dillard
Laura Dillard
Executive Vice President, Human Resources

Exelixis, Inc.

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made and entered into as of September 1, 2023 (the "Effective Date") by and between Exelixis, Inc., a Delaware corporation with its principal place of business in Alameda, California (the "Company"), and Vicki L. Goodman, M.D., an individual ("Consultant") (each herein referred to individually as a "Party," or collectively as the "Parties").

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1.Services and Compensation

A.Services. Consultant shall perform the services described in Exhibit A (the "Services") for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant's performance of the Services.

2.Performance of Services

A.Compliance with Laws. Consultant agrees that she shall comply with all applicable federal, state, local and foreign laws and regulations, including without limitation, laws related to fraud, abuse, privacy, discrimination, disabilities, fair labor standards, confidentiality, and anti corruption.

B.No Debarment. Neither Consultant nor any person employed or engaged by her in connection with performance of the Services has been disbarred or excluded under any United States federal regulation and no debarred or excluded person in the future will be employed or engaged by Consultant to perform the Services.

C.Background Check. The Company reserves the right to require a background check of any person employed or engaged by Consultant to perform the Services. Consultant agrees to cooperate in any request for a background check by the Company or its designee.

3.Confidentiality

A.Definition of Confidential Information. "Confidential Information" means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company's, its affiliates' or subsidiaries' technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company's, its affiliates' or subsidiaries' products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted prior to or during the term of this Agreement), medical research, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; (iii) was known to Consultant prior to being an employee of Company or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B.Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of or related rights in Confidential Information is granted to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed prior to or under this Agreement or otherwise by Company for any third party. Consultant agrees that Consultant's obligations under this Section 3.B shall continue after the termination of this Agreement.

C.Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use, any proprietary information, personal information, or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company's premises or transfer onto the Company's technology systems any unpublished documents, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.Third Party Confidential Information. Consultant recognizes that the Company has received and may in the future receive from third parties their confidential, personal or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

4.Ownership

A.IP and Inventions Owned by Company. The Company owns all intellectual property and inventions developed or owned by the Company before and after the Effective Date, including without limitation all intellectual property and property rights worldwide to patents, copyrights, trademarks, trade secrets, inventions, products, devices compounds, know-how, improvements, processes, designs, methods, compositions, findings, reports, databases, content, electronic data files, training manuals and guides, techniques, software, computer programs (in object code and source code) business information, business plans, customer lists, financial data, technical knowledge, and all other items with similar characteristics ("Company IP and Inventions"). Consultant shall not (i) misappropriate Company IP and Inventions for any purpose, or (ii) exploit any commercial opportunity relating to Company IP and Inventions.

B.Assignment of Rights. Consultant hereby assigns to Company (by way of an assignment of all future rights) all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, database rights, URLs, social media handles, and all other intellectual and industrial property rights of any type) throughout the universe in perpetuity in and to all work product and otherwise makes all assignments to Company necessary to accomplish the foregoing ownership by Company. Upon Company's request, Consultant agrees to execute any documents which may be appropriate to assign or vest exclusively in Company all intellectual property rights in all Work Product throughout the universe. Consultant will assist Company (at Company's expense) to further evidence, record, and perfect the licenses, assignments, waivers, and acknowledgements in this Agreement, and to perfect, obtain, maintain, enforce, and defend any such licenses, assignments, waivers, and acknowledgements. Consultant irrevocably designates and appoints Company as Consultant's agent and attorney-in-fact (it being agreed that such appointment constitutes an irrevocable power coupled with an interest), to act for, and on Consultant's behalf, only to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant. If any part of the Work Product is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed, and otherwise exploited without using or violating intellectual property rights owned or licensed by Consultant and not assigned hereunder ("Pre-existing IP Rights"), Consultant hereby grants to Company a perpetual, irrevocable, transferable, royalty-free, non exclusive, sublicensable right and license throughout the universe to (i) publish, publicly and privately perform, copy, publicly and privately display, transmit, create derivative works from and otherwise commercially exploit any Pre-existing IP Rights in any medium and by any means whether now known or hereafter devised, and (ii) to authorize, prohibit, and/or control the renting, lending, fixation, and/or reproduction of any Pre-existing IP Rights in any media and by any means whether now known or hereafter devised, in each case in connection with Company's exercise or exploitation of the Work Product or any intellectual property rights assigned pursuant to this Section 4 (including without limitation, any modifications, improvements and derivatives of any of them), to the extent allowed by law. Any derivative works made by Company based on or derived from any Pre-existing IP Rights shall be owned exclusively by Company, and Consultant shall have no rights or license therein. To the extent allowed by law, the assignment by Consultant to Company of all intellectual property rights in all Work Product pursuant to this Section includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like. Consultant specifically acknowledges that the compensation paid hereunder includes adequate and equitable remuneration for any such rights and for so-called "Rental and Lending Rights" and "Neighboring Rights," granted pursuant to any European Union directives, and/or enabling or implementing legislation, laws or regulations (collectively "Related Rights") or any other legislation, laws or regulations, throughout the universe in perpetuity. Consultant acknowledges that the compensation paid hereunder constitutes a complete buy-out of all Related Rights. To the extent any of the foregoing is ineffective under applicable law to transfer to Company any of the rights that Consultant purports to transfer to Company pursuant to the foregoing provisions of this Section 4, Consultant hereby provides any and all ratifications and consents in favor of Company necessary to accomplish the purposes of the foregoing and hereby unconditionally and absolutely waives the enforcement of such rights, in each case, to the maximum extent legally possible.

C.Pre-Existing Materials. Subject to Section 4.A, Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Agreement ("Prior Inventions"), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company's prior written permission.

D.Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively, "Moral Rights"). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

E.Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company's request, Consultant shall deliver (or cause to be delivered) the same.

F.Further Assurances. Consultant agrees to assist Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant's obligations under this Section 4.F shall continue after the termination of this Agreement.

G.Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 4.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and on Consultant's behalf only to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

H.Publicity. Consultant shall not use the name, logo, insignia, symbol, trade name of the Company for any purpose without the prior written consent of the Company. Consultant, shall not, without the Company's prior written consent, publish or otherwise disseminate any advertising, marketing materials, promotion, report, article, statement, press release, research piece or publicity in which the Company or the Services is mentioned or is otherwise identified. Notwithstanding, Consultant shall be permitted to use the name of the Company and the nature of the consulting arrangement in discussions with potential employers.

5.Conflicting Obligations

Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant's obligations to the Company under this Agreement, and/or Consultant's ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

6.Return of Company Materials

Upon the termination of this Agreement, or upon Company's earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant's possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically stored information and passwords to access such property, notes, records, reports and those records maintained pursuant to Section 4.E and any reproductions of any of the foregoing items that Consultant may have in Consultant's possession or control.

7.Reports

Consultant agrees that Consultant will periodically keep the Company advised as to Consultant's progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agrees that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services.

8.Term and Termination

A.Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue for a period not to exceed four (4) months through December 31, 2023.

B.Termination. Company may terminate this Agreement at any time for any reason upon giving Consultant five (5) business days prior written notice of such termination. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. Upon termination by the Company for any reason, the Company will pay to Consultant the full monthly payment for the month in which Consultant was terminated, regardless of what day of the month the termination occurs. In addition, Consultant may terminate this Agreement at any time for any reason upon giving the Company five (5) business days prior written notice of such termination. The Consultant may terminate this Agreement immediately without prior notice if the Company is in breach of any material provision of this Agreement.

C.Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1)    The Company will pay, within thirty (30) calendar days after the effective date of termination, all amounts owing to Consultant for Services completed prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the provisions of Article 1 of this Agreement; and

(2)    Article 3 (Confidentiality), Article 4 (Ownership), Article 5 (Conflicting Obligations), Article 6 (Return of Company Materials), Article 8 (Term and Termination), Article 9 (Independent Contractor; Benefits), Article 10

(Independent Contractor), Article 11 (Limitation of Liability), and Article 14 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

9.Independent Contractor; No Benefits

A.Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to establish Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Company is not required to pay social security taxes, unemployment compensation, worker's compensation or any employee or business taxes in connection with this Agreement. Consultant agrees to and acknowledges the obligation to pay, as required by applicable law, all self-employment and other taxes on the compensation paid by Company under this Agreement.

B.Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company under this Agreement where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 40 I k participation or stock participation. If Consultant is reclassified by a state or federal agency or court as the Company's employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company's benefit plans or programs of the Company in effect at the time of such reclassification, an employee would otherwise be eligible for such benefits.

10.Limitation of Liability

EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER THE COMPANY OR CONSULTANT BE LIABLE TO THE OTHER, OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID UNDER THIS AGREEMENT FOR THE SERVICES OR DELIVERABLES.

11.Independent-Contractor Status. Consultant is not an employee of the Company. Consultant is a contractor. Nothing in this Agreement, including without limitation, referencing the types of claims covered by this Agreement, is intended in any way to create an employment relationship or imply that Consultant is an employee of the Company.

12.Enforcement Of This Agreement. This Agreement is a precondition to Consultant providing services to the Company. Consultant may consult with counsel of Consultant's choice about this Agreement. If any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable.

13.Miscellaneous

A.Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the Court of Common Pleas of Montgomery County, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania.

B.Assignability. This Agreement will be binding upon Consultant's heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement, and any such attempted assignment, delegation or transfer shall be null and void. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company's relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

C.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties relating to this consulting relationship. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F.Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G.Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service or email, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party's address written below or at such other address as the Party may have previously specified by like notice. lf by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 14.G.

(1)     If to the Company, to:

Exelixis, Inc.
1851 Harbor Bay Parkway Alameda, CA 94502
Attn: Laura Dillard

(2)    If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

H.Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT	Exelixis, Inc.
By: /s/Vicki L. Goodman	By: /s/Laura Dillard
Date: 9/13/2023	Name: Laura Dillard
Title: EVP. HR
Date: 8/23/2023

Address for Notice and contact information:

Exelixis, Inc.
1851 Harbor Bay Parkway
Alameda, CA 94502
E-mail: ldillard@exelixis.com

EXHIBIT A

SERVICES AND COMPENSATION

1.Services. Amy Peterson, M.D., shall be the main point of contact for Consultant Vicki L. Goodman, M.D., during the term of this Agreement. The Services will include, but will not be limited to, maintaining availability at all times during the Term of this Agreement to respond to questions or requests for advice by the Company when requested at times reasonably convenient to Consultant and Company on the following topics:

•Clinical development activities which may include development through Phase IV programs and any on-market products;
•Plans for the Company's late-stage product portfolio;
•Portfolio management activities for the Company; and,
•Regulatory agencies, globally addressing the scientific and medical/health aspects of the Company's products.

2.Term. Consultant shall provide Services to Company under this Agreement for a period not to exceed four (4) months between September 1, 2023 and December 31, 2023.

3.Compensation.

A.The Company will pay Consultant $20,000.00 per month for the Services to be paid in full, without deductions, no later than the fifteenth day of each calendar month during the term of this Agreement. Consultant will submit a completed W9 to Company with a signed copy of this Agreement.

Consultant shall not incur any expenses for services or other expenses that exceed this amount without first notifying Company and obtaining express written consent of the Company to incur such additional expenses.

B.The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy. Expenses can include, but are not limited to travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of his/her services under this Agreement.

As set forth in Paragraph 4 below, Consultant shall submit to the Company a written invoice for any expenses, together with supporting documentation for the expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.

All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, "Section 409A") so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous tenns herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section l.409A-2(b)(2) of the Treasury Regulations.

4.Invoices.

Invoices for expenses must reference the PO number provided by the Company and should be sent electronically to: invoices@exelixis.com

with a copy to: Laura Dillard

with any hard copies mailed to: Laura Dillard

Exelixis, Inc.
1851 Harbor Bay Parkway
Alameda, CA 94502
Attn: